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                              DIRECTOR'S AGREEMENT

     This Agreement is made and entered into as of the 11th day of June, 1999, between INTERWEST BANCORP, INC., a Washington corporation ("InterWest") and _____________________ ("Director"), a director of NBT Northwest Bancorp ("Bancorp") and National Bank of Tukwila (the "Bank") (Bancorp and the Bank, collectively, being the "Company"), and shall become effective only upon the closing of the Merger (defined below).

                                    RECITALS

     1. Pursuant to the terms of the Agreement and Plan of Merger dated as of the 11th day of June, 1999 (the "Plan") among InterWest, Pacific Northwest Bank and the Company, Bancorp will be merged into InterWest, and the Bank will become the wholly owned subsidiary of InterWest (the "Merger").

     2. The obligation of InterWest to consummate the transactions contemplated by the Plan is conditioned upon its receipt of non-competition agreements from directors of the Company.

     3. Director is a shareholder of Bancorp as well as a director of the Company.

                                    AGREEMENT

     In consideration of the performance of InterWest under the Plan, Director agrees that for a period of two (2) years after he or she ceases to be a director of the Bank or its successor, he or she will not, directly or indirectly, become interested in, as a promoter, principal shareholder, director or officer of, any financial institution that competes or will compete with InterWest or any of its subsidiaries or their affiliates within a thirty (30) mile radius of Tukwila, Washington.

     Director also agrees that during this two (2) year period, Director will not directly or indirectly solicit or attempt to solicit on behalf or for the benefit of any financial institution (i) any employees of the Company, InterWest, or any of their subsidiaries or affiliates, to leave their employment for employment with another financial institution or (ii) any customers of the Company, InterWest, or any of their subsidiaries or affiliates to remove their business from the Company, InterWest, or any of their subsidiaries or affiliates. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, telephone calls, letters or other mailings, electronic communication of any kind, and internet communications.

     For purposes of this Agreement, the term "principal shareholder" means any person who owns, directly or indirectly, five percent (5%) or more of the outstanding shares of any voting class of equity security of a company.

     Director recognizes and agrees that any breach of this Agreement by him or her will entitle InterWest and any of its successors or assigns to injunctive relief and/or specific performance, as well as any other legal or equitable remedies to which such entities may otherwise be entitled. The substantially prevailing party in any such dispute will be entitled to recover from the other party its costs and expenses, including specifically, reasonable attorneys' fees.


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     This Agreement shall be effective upon the closing of the Merger. If the
Plan is terminated before such closing, this Agreement will not become effective and will be void.

     The provisions of this Agreement are severable, and the invalidity of any provision will not affect the validity of other provisions. If a court of competent jurisdiction deems that the duration, geographic scope, or other restriction imposed by this Agreement is unenforceable, such court may reform the restriction as is necessary to make such restriction enforceable.


Executed as of the 11th day of June, 1999.

INTERWEST BANCORP, INC.                      DIRECTOR



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Stephen M. Walden, President and CEO



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